Exhibit 99.1


   Diagnostic Products Corporation Announces First Quarter Earnings


    LOS ANGELES--(BUSINESS WIRE)--April 23, 2003--Diagnostic Products Corporation (NYSE:DP) today reported first quarter sales of $86.9 million, a 16.4% increase over the first quarter of 2002. Earnings were $12.7 million, or $.43 per diluted share, an increase of 17.6% from $10.8 million or $.37 reported for the first quarter of 2002. The Euro strengthened relative to the dollar while the Brazilian Real weakened, and the net effect of foreign currency movements was a 5.6% increase in sales. International sales increased 15.6% to $62.4 million while domestic sales increased 18.4% to $24.5 million.
    Sales of IMMULITE products continued to be strong, growing 21% over the first quarter of 2002. IMMULITE product line sales reached $75.7 million for the quarter, 87% of the total sales of the Company. IMMULITE reagents sales increased 31% this quarter over the first quarter of 2002. Sales of RIA products were $6.8 million, a 14% decline from last year's first quarter. Sales of other products were $4.4 million, down from $4.5 million in the same period last year. "Our IMMULITE business continues to do very well," said Michael Ziering, President and CEO of DPC. "We were particularly pleased with the level of reagent sales and our performance in the United States this quarter."
    The Company shipped a total of 216 IMMULITE Instruments in the first quarter including 141 IMMULITE 2000s. The total number of IMMULITEs shipped is now over 8,000.
    Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company's product menu includes over 400 tests to measure microorganisms, hormones, drugs and other medically important substances present at infinitesimal concentrations in body fluids and tissues. DPC also designs and manufactures automated laboratory instrumentation which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental or other actions relating to the Company's Chinese subsidiary; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.



           Diagnostic Products Corporation and Subsidiaries
                   Consolidated Statements of Income
           (Unaudited - In thousands except per share data)

                                                   Three Months Ended
                                                        March 31,
                                                     2003     2002
SALES:
        Non-Affiliated Customers                   $80,247  $67,451
        Unconsolidated Affiliates                    6,633    7,189
        Total Sales                                 86,880   74,640

COST OF SALES                                       36,556   30,670
       Gross Profit                                 50,324   43,970

OPERATING EXPENSES:
Selling                                             15,433   13,150
Research and Development                            10,003    8,711
General and Administrative                           8,599    6,657
Equity in Income of Affiliates                      (1,458)    (712)

OPERATING EXPENSES - NET                            32,577   27,806

      OPERATING INCOME                              17,747   16,164
Interest/Other Income (Expense) - Net                   29     (179)

INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                              17,776   15,985
PROVISION FOR INCOME TAXES                           5,155    4,955
MINORITY INTEREST                                      (86)     223
      NET INCOME                                   $12,707  $10,807

EARNINGS PER SHARE:
      BASIC                                           $.44     $.38
      DILUTED                                         $.43     $.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                         28,622   28,360
      DILUTED                                       29,544   29,517



    CONTACT: Diagnostic Products Corporation, Los Angeles
             James L. Brill, 310/645-8200